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                                        EXHIBIT 12.1
                     PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                             Six Months                                      Year ended December 31,
                                  Ended  ----------------------------------------------------------
(dollars in thousands)    June 30, 1995        1994        1993        1992        1991        1990
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
Earnings:
  Net income                 $  734,207  $1,007,450  $1,065,495  $1,170,581  $1,026,392  $  987,170
  Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates         (2,447)     (2,764)      6,895      (3,349)     26,671      (2,799)
  Income tax expense            510,831     836,767     901,890     895,126     851,534     881,647
  Net fixed charges             357,334     730,965     821,166     802,198     776,682     812,568
                             ----------  ----------  ----------  ----------  ----------  ----------
      Total Earnings         $1,599,925  $2,572,418  $2,795,446  $2,864,556  $2,681,279  $2,678,586
                             ==========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-term
    debt                     $  324,572  $  651,912  $  731,610  $  739,279  $  697,185  $  699,849
  Interest on short-term
    borrowings                   31,536      77,295      87,819      61,182      77,760     110,982
  Interest on capital
    leases                        1,056       1,758       1,737       1,737       1,737       1,737
  Capitalized Interest              173       2,660      46,055       6,511       6,107       7,214
  Pretax earnings required to
    cover the preferred stock
    dividend requirements of
    majority owned subsidiaries     288           -           -           -           -           -
                               --------  ----------  ----------  ----------  ----------  ----------
      Total Fixed
      Charges                $  357,625  $  733,625  $  867,221  $  808,709  $  782,789  $  819,782
                             ==========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Fixed Charges                    4.47        3.51        3.22        3.54        3.43        3.27

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
Note:  For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings"
       represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, the Company's equity in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges"
       include interest on long-term debt, short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases and the pretax earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries.
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